Filed pursuant to Rule 424(b)(5)
Registration File No.: 333-152548

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Share	Offering Price	Fee
Common Stock, par value $0.001 per share	293,333,315(1)	N/A	$108,533,327(2)	$4,265.36

(1)	Represents the number of shares of common stock that would be issuable upon exchange of the notes described herein at an exchange rate of 533.3333 shares of common stock per $1,000 principal amount of the notes. Pursuant to Rule 416 of the Securities Act of 1933, as amended, there is also registered hereby an indeterminable number of shares of common stock that may be issued pursuant to anti-dilution and adjustment provisions of the notes described herein.

(2)	The proposed maximum aggregate offering price is calculated pursuant to Rule 457(c) based on the market value of Sirius common stock being registered, as established by the average of the high and low prices of Sirius common stock as reported on the NASDAQ Global Select Market on October 27, 2008, which was $0.37.

Prospectus Supplement
(To Prospectus dated July 25, 2008)

Sirius XM Radio Inc.

COMMON STOCK

On August 1, 2008, XM Satellite Radio Inc. issued and sold $550,000,000 aggregate principal amount of its 7% Exchangeable Senior Subordinated Notes due 2014, which we refer to as the “notes,” in a private placement exempt from registration under the Securities Act of 1933, as amended, or the “Securities Act.” The notes are exchangeable for shares of our common stock at any time prior to the close of business on the third business day immediately preceding the December 1, 2014 maturity date for the notes. This prospectus supplement may be used by holders who have exchanged their notes for shares of our common stock and who wish to sell such shares of common stock. Such holders are referred to herein as “selling stockholders”.

We will not receive proceeds from any sale of shares of our common stock by the selling stockholders, but we have agreed to pay certain registration expenses relating to such shares of our common stock. The selling stockholders from time to time may offer and sell the shares of our common stock held by them directly or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions. For further information regarding the possible methods by which shares may be distributed, see “Plan of Distribution” beginning on page S-9 of this prospectus supplement.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “SIRI.” On October 27, 2008, the last reported sale price of our common stock on the Nasdaq Global Select Market was $0.38 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

October 28, 2008.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part consists of the accompanying prospectus, which gives more general information, some of which may not be applicable to this offering.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus supplement and the accompanying prospectus, unless otherwise indicated,

•	“Sirius,” “we,” “us,” “our” and similar terms refer to Sirius XM Radio Inc. and its subsidiaries,

•	“XM Holdings” and “Holdings” refer to XM Satellite Radio Holdings Inc., our direct subsidiary, and

•	“XM Inc.” refers to XM Satellite Radio Inc., the direct subsidiary of XM Holdings.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein, include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Without limitation, the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “will” and similar expressions are intended to identify forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future, including statements relating to growth, expected levels of expenditures and statements expressing general optimism about future operating results, are forward-looking statements. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions, the expected benefits of the merger, including synergies or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. These risks and uncertainties include, but are not limited to, those described in “Risk Factors” included in this prospectus supplement and the accompanying prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which we filed with the Securities and Exchange Commission (“SEC”) on February 29, 2008, as amended by Amendment No. 1 on Form 10-K/A, which was filed with the SEC on April 29, 2008, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, which was filed with the SEC on August 11, 2008, and XM Holdings’ Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which was filed with the SEC on February 28, 2008, as amended by Amendment No. 1, which was filed with the SEC on April 29, 2008, and Item 8.01 of XM Holdings’ Current Report on Form 8-K, filed on July 21, 2008. These cautionary statements should not be construed by you to be exhaustive and are made only as of the date of this prospectus supplement. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

S-ii

SUMMARY

This summary highlights selected information about us and the offering of shares of our common stock. This summary is not complete and does not contain all of the information that may be important to you. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” section, and the other documents that we refer to and incorporate by reference herein for a more complete understanding of us and this offering. In particular, we incorporate by reference important business and financial information into this prospectus supplement and the accompanying prospectus.

About Sirius XM Radio Inc.

We are the leading satellite radio provider in the United States through our XM and SIRIUS brands. Under our XM brand, we offer more than 170 channels and under our SIRIUS brand offer over 130 channels. These channels offer subscribers both channels with 100% commercial-free music programming and channels of sports, news, talk, entertainment, traffic, weather and data. Our core strategy is to provide the best audio entertainment programming to our subscribers. We offer programming over multiple platforms in addition to our satellite and terrestrial repeater network. We also offer certain ancillary services, including SIRIUS Backseat TV, traffic flow, weather and other in-vehicle information services.

Our primary source of revenue is subscription fees, with most of our customers subscribing on an annual, semi-annual, quarterly or monthly basis. As of June 30, 2008, our XM service had 9.6 million subscribers and our SIRIUS service had 8.9 million subscribers. In addition, we derive revenue from activation fees, the sale of advertising on some of our non-music channels, and the direct sale of radios and accessories.

Most of our subscribers receive our services through XM or SIRIUS radios, which are sold by automakers, consumer electronics retailers and mobile audio dealers, and through our websites. We have agreements with General Motors, Honda/Acura, Toyota/Lexus/Scion, Hyundai and Nissan/Infiniti, among others, regarding the offering of XM service in new vehicles. XM’s service is available in more than 140 different vehicle models for model year 2008. XM radios are available under various brand names at national consumer electronics retailers, such as Best Buy, Circuit City, Wal-Mart, Target and other national and regional retailers, as well as through XM’s website. With regard to our SIRIUS service, we have agreements with Chrysler, Dodge, Jeep, Mercedes-Benz, Ford, Mitsubishi, BMW, Volkswagen, Kia, Bentley, Audi, Lincoln, Mercury, Mazda, Land Rover, Jaguar, Volvo, Aston Martin, MINI, Maybach, Rolls-Royce and Automobili Lamborghini to offer SIRIUS radios as factory or dealer-installed equipment in their vehicles. SIRIUS radios for the car, truck, home, RV and boat are available in approximately 20,000 retail locations, including Best Buy, Circuit City, Costco, Crutchfield, Sam’s Club, Target and Wal-Mart and through RadioShack on an exclusive basis. SIRIUS radios are also offered to renters of Hertz vehicles at airport locations nationwide.

In November 2005, Canadian Satellite Radio, which we refer to as XM Canada, XM’s Canadian licensee, launched its satellite radio service in Canada. XM Canada’s line-up of over 130 channels includes commercial-free music, National Hockey League® play-by-play coverage of more than 40 games per week plus 24x7 sports talk channel “Home Ice,” and exclusive Canadian channels highlighting Canadian music artists and composers and Canadian news programming. In December 2005, XM Canada issued to XM Holdings 11,077,500 Class A subordinate voting shares representing a 23.33% ownership interest and 11% voting interest in XM Canada. XM Canada had 439,900 subscribers as of May 31, 2008. In 2005, SIRIUS Canada Inc., a Canadian corporation owned by us, Canadian Broadcasting Corporation and Standard Radio Inc., launched service in Canada. SIRIUS Canada currently offers 120 channels of commercial-free music and news, sports, talk and entertainment programming, including 11 channels of Canadian content. As of June 12, 2008, SIRIUS Canada had over 750,000 subscribers.

On July 28, 2008, XM Holdings merged (the “Merger”) with and into Vernon Merger Corporation (“Merger Co.”), our wholly-owned subsidiary, as a result of which XM Inc. is now our wholly-owned subsidiary. The Merger was effected pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 19, 2007, entered into by and among us, XM Holdings and Merger Co.

Corporate Information

We were incorporated in the State of Delaware as Satellite CD Radio Inc. on May 17, 1990. Our principal offices are located at 1221 Avenue of the Americas, 36th Floor, New York, New York 10020, and our telephone number is (212) 584-5100. On August 5, 2008, following the completion of the Merger, we changed our name from Sirius Satellite Radio Inc. to Sirius XM Radio Inc.

The Offering

Issuer	Sirius XM Radio Inc.

Nasdaq Global Select Market Symbol	SIRI

Shares of Common Stock Offered by Selling Stockholders	293,333,315 shares, assuming the exchange of all of the selling stockholders’ notes at an exchange rate of 533.3333 shares of our common stock per $1,000 principal amount of the notes. This exchange rate is subject to certain adjustments. As a result, the number of shares of common stock issuable upon exchange of the notes may increase or decrease in the future.

Trading Symbol for our Common Stock	Our common stock is listed on the Nasdaq Global Select Market under the symbol “SIRI”.

Use of Proceeds	We will not receive any of the proceeds from the sale by the selling stockholders of any shares of common stock issuable upon exchange of the notes. See “Use of Proceeds.”

Risk Factors	You should carefully consider the information set forth in the “Risk Factors” section of this prospectus supplement and accompanying prospectus as well as the other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to invest in our common stock.

RISK FACTORS

An investment in our common stock involves certain risks. You should carefully consider the risks described below, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The market or trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read “Special Note About Forward-Looking Statements” in this prospectus supplement and the accompanying prospectus where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Certain risks relating to us and our business are described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007, as amended by Amendment No. 1 filed with the SEC on April 29, 2008, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, which are incorporated by reference into this prospectus supplement, and which you should carefully review and consider.

Risks Relating to Our Common Stock

The Price of our Common Stock Historically has been Volatile. This Volatility may Affect the Price at which you could Sell our Common Stock, and the Sale of Substantial Amounts of our Common Stock could Adversely Affect the Price of our Common Stock.

The market price for our common stock has varied between a high of $4.15 and a low of $0.22 in the past eighteen months. This volatility may affect the price at which you could sell our common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock. The price for our common stock is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including the other factors discussed in the risks related to our business and the business of XM Holdings; variations in our quarterly operating results from our expectations or those of securities analysts or investors; downward revisions in securities analysts’ estimates; competitive developments; and capital commitments.

In the past, following periods of volatility in the market price of their stock, many companies have been the subject of securities class action litigation. If we became involved in securities class action litigation in the future, it could result in substantial costs and diversion of our management’s attention and resources and could harm our stock price, business, prospects, results of operations and financial condition.

In addition, the broader stock market has recently experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock. In addition, our announcements of our quarterly operating results, changes in general conditions in the economy or the financial markets and other developments affecting us, our affiliates or our competitors could cause the market price of our common stock to fluctuate substantially.

In addition, the sale of substantial amounts of our common stock could adversely impact its price. As of October 24, 2008, we had outstanding approximately 3,312 million shares of common stock (including approximately 262 million shares of common stock issued and lent to affiliates of the initial purchasers of the notes in order to facilitate hedging transactions), options to purchase approximately 161 million shares of our common stock (of which approximately 117 million were exercisable as of that date at prices ranging from $0.49 to $31.25) and convertible notes convertible into approximately 188 million shares (at conversion prices ranging from $0.69 to $28.46). The sale or the availability for sale of a large number of shares of our common stock in the public market could cause the price of our common stock to decline.

The Issuance and Sale of our Common Stock upon the Exchange, Conversion or Exercise of Outstanding Equity-Linked Securities may Cause Volatility in our Stock Price and will Dilute the Ownership Interest of Existing Stockholders.

Although our diluted earnings per share calculation treats the stock options, restricted stock, restricted stock units, warrants, convertible and exchangeable notes and stock based awards under our stock incentive plan as if they were already exchanged or converted into our common stock, sales in the public market of our common stock issuable upon such exchange or conversion could adversely affect prevailing market prices of our common stock. Anticipated exchange or conversion of the equity-linked securities into shares of our common stock could depress the price of our common stock. In addition, the existence of the equity-linked securities may encourage short selling by market participants because the exchange or conversion of such securities could be used to satisfy short positions. Exchange or conversion of the outstanding equity-linked securities will dilute the ownership interests of existing stockholders.

We have Never Paid Dividends and do not Anticipate Paying any Dividends on our Common Stock in the Future, so any Short-Term Return on your Investment will Depend on the Market Price of our Common Stock.

We currently intend to retain any earnings to finance our operations and growth. In addition, the terms and conditions of certain of our and our subsidiaries’ debt instruments restrict and limit payments or distributions in respect of common stock.

Delaware Law and our Charter Documents may Impede or Discourage a Takeover, which could Cause the Market Price of Shares of our Common Stock to Decline.

We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of our company, even if a change in control would be beneficial to our existing stockholders. In addition, our board of directors has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock, including the adoption of a “poison pill,” which could be used defensively if a takeover is threatened. The ability of our board of directors to create and issue a new series of preferred stock and certain provisions of Delaware law and our certificate of incorporation and bylaws could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock, which, under certain circumstances, could reduce the market price of our common stock.

The Effect of the Issuance and Sale of Shares of our Common Stock in connection with Stock Borrow Facilities Entered into at the Time of the Offering of the Notes, which Issuances were Made to Facilitate Transactions by which Investors in the Notes could Hedge their Investments, may be to Lower the Market Price of our Common Stock.

The underwriters for the offering of the shares borrowed pursuant to share lending agreements entered into at the time of the offering of the notes informed us that they, or their respective affiliates, intended to short sell the borrowed shares concurrently with the offering of the notes. The borrowed shares were borrowed by the share borrowers under the share lending agreements. All borrowed shares (or identical shares or, in certain circumstances, the cash value thereof) must be returned to us on or about the maturity date of the notes or earlier upon notice from us that the notes are no longer outstanding, or in certain other circumstances.

We were further advised by the underwriters that they, or their respective affiliates, intended to use the share loans and the short sales of the borrowed shares to facilitate transactions by which investors in the notes could hedge their investments through privately negotiated derivative transactions. The existence of the share lending agreements, the short sales of our common stock effected in connection with the sale of the notes, and the related derivative transactions, or any unwind of such derivative transactions, could cause the market price of our common stock to be lower over the term of the share lending agreements than they would have been had we not entered into these agreements, due to the effect of the increase in the number of outstanding shares of our common stock or otherwise. For example, in connection with any cash settlement of any such derivative transaction, the underwriters or their affiliates may purchase shares of our common stock and investors in the Notes may sell shares of our common stock, which could temporarily increase, temporarily delay a decline in, or temporarily decrease, the market price of our common stock. The market price of our common stock could be further negatively affected by these or other short sales of our common stock, including other sales by the purchasers of the notes hedging their investment therein.

Adjustments by Purchasers of the Notes of Their Hedging Positions in our Common Stock and the Expectation Thereof may have a Negative Effect on the Market Price of our Common Stock.

The shares of our common stock that were offered in connection with the share lending agreements were expected to be used to facilitate the establishment of hedge positions in our common stock by investors in the notes with respect to the notes through privately negotiated derivative transactions. The number of shares of our common stock offered in relation to the stock borrow facilities may be more or less than the notional size of investors’ desired hedge positions. Any buying or selling of shares of our common stock by investors in the notes to adjust their hedging positions may affect the market price of our common stock.

Changes in the Accounting Guidelines Relating to the Borrowed Shares could Increase our Reported Loss Per Share and Potentially Decrease our Common Stock Price.

Because the borrowed shares (or identical shares) must be returned to us at the end of the loan availability period under the share lending agreements or earlier in certain circumstances, we believe that under U.S. GAAP, as presently in effect, the borrowed shares will not be considered outstanding for the purpose of computing and reporting our (loss) earnings per share. If accounting guidelines were to change in the future, we may become required to treat the borrowed shares as outstanding for purposes of computing (loss) earnings per share, our reported (loss) per share would be decreased or our reported earnings per share would be reduced and Sirius common stock price could decrease, possibly significantly. In addition, if the borrowers of the borrowed shares failed to perform their obligations pursuant to the share lending agreements and return the borrowed shares for whatever reason, such shares would be included in all calculations of (loss) earnings per share and we may be compelled to sue for damages, which may not provide an adequate remedy.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale by the selling stockholders of any shares of common stock issuable upon exchange of the notes.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the Nasdaq Global Select Market under the symbol “SIRI.” On October 27, 2008, the last reported sale price for our common stock was $0.38 per share, as reported on the Nasdaq Global Select Market (exclusive of after hours trading). The following table sets forth, for the periods indicated, the high and low closing sales price per share of our common stock on the Nasdaq Global Select Market (exclusive of after hours trading).

	High	Low

2008
Fourth Quarter (through October 27, 2008)	$0.65	$0.25
Third Quarter	2.68	0.57
Second Quarter	2.89	1.83
First Quarter	3.31	2.65
2007
Fourth Quarter	3.83	3.03
Third Quarter	3.52	2.71
Second Quarter	3.15	2.69
First Quarter	4.15	3.20
2006
Fourth Quarter	4.29	3.54
Third Quarter	4.61	3.65
Second Quarter	5.42	3.68
First Quarter	6.57	4.45

As of June 30, 2008, there were approximately 9,475 holders of record of our common stock.

DIVIDEND POLICY

We have never paid cash dividends on our capital stock. We currently intend to retain earnings, if any, for use in our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors, subject to applicable limitations under Delaware law, and will be dependent upon our results of operations, financial condition and other factors deemed relevant by our board of directors. A number of our current debt instruments contain, and future debt instruments may contain, provisions restricting our ability to pay dividends.

SELLING STOCKHOLDERS

XM Inc. originally issued the notes to the initial purchasers in transactions exempt from the registration requirements of the Securities Act. The initial purchasers resold the notes to persons reasonably believed by the initial purchasers to be “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act in transactions exempt from registration under the Securities Act. The selling stockholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell the shares of our common stock delivered upon the exchange of the notes under this prospectus supplement pursuant to existing registration rights conferred by the registration rights agreement dated as of August 1, 2008 among us, XM Inc. and the initial purchasers. Our registration of the shares of common stock issuable upon exchange of the notes does not necessarily mean that the selling stockholders will sell all or any of the shares of common stock.

The following table sets forth certain information as of October 24, 2008 concerning the shares of common stock that may be offered from time to time by each selling stockholder pursuant to this prospectus supplement. The information is based on information provided by or on behalf of the selling stockholders.

Because the selling stockholders may offer all or some portion of the common stock, no estimate can be given as to the amount of the shares of common stock that will be held by the selling stockholders upon termination of any sales. Information about the selling stockholders may change over time. In particular, the selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes or common stock since the date on which they provided to us information regarding their notes or common stock. Any changed or new information given to us by the selling stockholders will be set forth in supplements to this prospectus supplement or amendments to the registration statement of which this prospectus supplement is a part, if and when necessary.

Except as set forth in the table, none of the selling stockholders nor any of its affiliates, officers, directors or principal equity holders (5% or more) has held any position or office or has had any other material relationship with us or XM Inc. (or our or XM Inc.’s predecessors or affiliates) during the past three years.

	Shares of			Percentage of
	Common Stock		Number of Shares of	Outstanding Shares
	Beneficially	Shares of Common	Common Stock	of Common Stock
	Owned Prior to	Stock That May be	Beneficially Owned	Beneficially Owned
Name(1)	Offering(2)	Offered Hereby(2)	After Offering(3)	After Offering(3)

CBARB(4)	5,333,333	5,333,333	—	—
HBK Master Fund L.P.(5)	9,335,933	5,333,333	4,002,600	*
Highbridge International LLC(6)	48,334,730	39,999,997	8,334,733	*
John Hancock Funds II High Income(7)	7,464,999	3,879,999	3,585,000	*
John Hancock Trust High Income(8)	8,224,999	4,119,999	4,105,000	*
Morley AISF Convertible Bond Arbitrage Fund(9)	6,399,999	6,399,999	—	—

(*)	Less than one percent.

(+)	The selling stockholder is a registered broker-dealer. Selling stockholders that are also broker-dealers may be deemed to be “underwriters” within the meaning of that term under the Securities Act.

(++)	The selling stockholder is an affiliate of a registered broker-dealer.

(1)	Information concerning other selling stockholders will be set forth in additional supplements to the prospectus supplement from time to time, if required.

(2)	Assumes exchange of all of the selling stockholder’s notes at an exchange rate of 533.3333 shares of our common stock per $1,000 principal amount of the notes. This exchange rate is subject to certain adjustments. As a result, the number of shares of common stock issuable upon exchange of the notes may increase or decrease in the future. Under the terms of the indenture governing the notes, fractional shares will not be issued upon exchange of the notes. Cash will be paid instead of fractional shares, if any.

(3)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 3,312,141,167 shares of common stock outstanding as of October 24, 2008 (including 262,399,983 shares of common stock issued and lent to affiliates of the initial purchasers of the notes in order to facilitate hedging transactions). In calculating this amount for each stockholder, we treated as outstanding the number of shares of common stock issuable upon exchange of that stockholder’s notes, but we did not assume exchange of any other stockholder’s notes. The beneficial ownership in this column assumes that the selling stockholder sells all of the shares offered by this prospectus supplement issuable upon the exchange of the notes that are beneficially owned by the selling stockholder as of the date of this prospectus supplement, and that any other shares of common stock owned by the selling stockholder as of the date of this prospectus supplement will continue to be beneficially owned by the selling stockholder.

(4)	A segregated account of Geode Capital Master Fund Ltd., an open-ended exempted mutual fund company registered as a segregated accounts company under the laws of Bermuda.

(5)	HBK Investments L.P., a Delaware limited partnership, has shared voting and dispositive power over the shares pursuant to an Investment Management Agreement between HBK Investments L.P. and the selling stockholder. HBK Investments L.P. has delegated discretion to vote and dispose of the shares to HBK Services LLC. The following individuals may be deemed to have control over HBK Investments L.P.: Jamiel A. Akhtar, Richard L. Booth, David C. Haley, Laurence H. Lebowitz, and William E. Rose.

(6)	Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge International LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.

(7)	The portfolio manager for John Hancock Funds II High Income is Arthur Calavritinos and he primarily has the voting power and dispositive power over the shares. However, in his absence Barry Evans, Howard Greene, Roger Hamilton, Jeffrey Given and Ismael Gunes would also be empowered to make such decisions.

(8)	The portfolio manager for John Hancock Trust High Income is Arthur Calavritinos and he primarily has the voting power and dispositive power over the shares. However, in his absence Barry Evans, Howard Greene, Roger Hamilton, Jeffrey Given and Ismael Gunes would also be empowered to make such decisions.

(9)	Shawn Mato and David Clott have voting and dispositive power over the shares offered by the selling stockholder.

Only selling stockholders identified above who beneficially own the shares of common stock set forth opposite their respective names in the foregoing table may sell such securities under the registration statement. Prior to any use of this prospectus supplement in connection with an offering of shares of our common stock by any stockholder not identified above, this prospectus supplement will be supplemented to set forth the name and other information about the selling stockholder intending to sell such shares of common stock. The prospectus supplement will also disclose whether any selling stockholder or any of its affiliates, officers, directors or principal equity holders (5% or more) has held any position or office or has had any other material relationship with us or XM Inc. (or our or XM Inc.’s predecessors or affiliates) during the past three years.

PLAN OF DISTRIBUTION

The selling stockholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell the shares of our common stock into which the notes are exchangeable directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling stockholders or the purchasers of the common stock. These discounts, commissions or concessions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. Notwithstanding the foregoing, in no event will the method of distribution take the form of an underwritten offering of our common stock without our prior agreement.

The shares of our common stock into which the notes are exchangeable may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These prices will be determined by the selling stockholders or by agreement between such selling stockholders and underwriters, broker-dealers or agents. The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts, commissions and concessions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The sales described above may be effected in transactions:

•	on any national securities exchange or quotation service on which the common stock may be listed at the time of sale;

•	in the over-the-counter market;

•	otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing of options; or

•	any combination of such methods of sale.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sale of any shares of our common stock into which the notes are exchangeable or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock into which the notes are exchangeable short and deliver such shares of common stock to close out their short positions, or loan or pledge such shares of common stock to broker-dealers that in turn may sell such securities.

The selling stockholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the shares of our common stock into which the notes are exchangeable and, if any selling stockholder defaults in the performance of its secured obligation, the pledgees or secured parties may offer and sell such selling stockholder’s shares of common stock from time to time under this prospectus supplement; however, in the event of a pledge or the default on the performance of a secured obligation by any selling stockholder, in order for the shares of common stock to be sold under cover of the registration statement of which this prospectus supplement forms a part, unless permitted by law, we must file an amendment to the registration statement under applicable provisions of the Securities Act in which the pledgee, transferee, secured party or other successors in interest are included as selling stockholders under this prospectus supplement.

In order to comply with the securities laws of some states, if applicable, the shares of common stock into which the notes are exchangeable may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock into which the notes are exchangeable may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the shares of common stock into which the notes are exchangeable may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the common stock may be deemed to be underwriting discounts or commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to statutory liabilities, including, liability under Sections 11 and 12 of the Securities Act and Rule 10b-5 under the Exchange Act. The selling stockholders have acknowledged that they understand their obligation to comply, and they have agreed to comply, with the prospectus delivery and other provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, particularly Regulation M. The selling stockholders have agreed that neither they nor any person acting on their behalf will engage in any transaction in violation of such provisions.

To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholder and any underwriter, broker-dealer or agent regarding the sale of the shares of common stock issuable upon exchange of the notes. Selling stockholders may ultimately not sell all, and conceivably may not sell any, of the shares of common stock offered by them under this prospectus supplement. In addition, we cannot assure you that a selling stockholder will not transfer, devise or gift the shares of common stock by other means not described in this prospectus supplement. Furthermore, any securities covered by this prospectus supplement which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus supplement.

To the extent required, the specific shares of common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement to which this prospectus supplement relates.

XM Inc. originally issued the notes to the initial purchasers in transactions exempt from the registration requirements of the Securities Act. The initial purchasers resold the notes to persons reasonably believed by the initial purchasers to be “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act in transactions exempt from registration under the Securities Act. We and XM Inc. entered into a registration rights agreement dated as of August 1, 2008 with the initial purchasers for the benefit of holders of the notes and the common stock issuable upon exchange of the notes to register their shares of common stock under the Securities Act. The registration rights agreement provides for cross-indemnification of the selling stockholders and us and XM Inc. and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the shares of common stock issuable upon exchange of the notes, including liabilities under the Securities Act. We have agreed, among other things, to pay certain expenses of the registration statement to which this prospectus supplement relates.

Under the registration rights agreement, we are obligated to use our commercially reasonable efforts to keep the registration statement effective until the earliest of such time as all of the shares of common stock issuable upon exchange of the notes:

(1) cease to be outstanding;

(2) have been sold or otherwise transferred pursuant to an effective registration statement;

(3) have been sold pursuant to Rule 144 under the Securities Act under circumstances in which any legend borne by the common stock relating to restrictions on transferability thereof is removed; or

(4) are eligible to be sold pursuant to Rule 144 under the Securities Act or any successor provision without any volume or manner of sale restriction by a person who has not been our affiliate during the 90-day period preceding such sale.

Our obligation to keep the registration statement to which this prospectus supplement relates effective is subject to specified, permitted exceptions set forth in the registration rights agreement. In these cases, we may prohibit offers and sales of the shares of common stock pursuant to the registration statement to which this prospectus supplement relates.

We will be permitted to suspend the effectiveness of the registration statement or the use of this prospectus supplement during specified periods (not to exceed 60 consecutive days or 120 days in the aggregate in any 12 month period) in certain circumstances, including circumstances relating to pending corporate developments. We need not specify the nature of the event giving rise to a suspension in any notice of the existence of a suspension; provided, however, that we will not be permitted to suspend the effectiveness of the registration statement or the use of this prospectus supplement within six months before or after the maturity date of the notes.

VALIDITY OF SECURITIES

The validity of the common stock offered by this prospectus supplement has been passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

Our consolidated financial statements as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 appearing in our 2007 Annual Report on Form 10-K (including the schedule appearing therein) and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 incorporated by reference therein have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and schedule of XM Satellite Radio Holdings Inc. as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report with respect to the consolidated financial statements refers to XM Satellite Radio Holdings Inc.’s change in the method of accounting for stock-based compensation effective January 1, 2006.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus supplement other information we file with it, which means that we can disclose important information to you by referring you to those documents. This prospectus supplement incorporates important business and financial information about us that is not included in or delivered with this prospectus supplement. The information we file later with the SEC will automatically update and supersede the information included in and incorporated by reference in this prospectus supplement. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

1. Our Annual Report on Form 10-K for the year ended December 31, 2007, as amended by Amendment No. 1 filed on April 29, 2008.

2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008.

3. Our Current Reports on Form 8-K filed on February 29, 2008, July 1, 2008, July 28, 2008 (Item 8.01), August 1, 2008, August 4, 2008, and August 5, 2008, our Current Report on Form 8-K/A filed on August 5, 2008, and our Current Reports on Form 8-K filed on September 25, 2008, October 1, 2008 and October 20, 2008.

4. The Preliminary Proxy Statement on Schedule 14A filed on October 16, 2008.

5. The description of our common stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Securities Exchange Act of 1934 including any amendment or report updating such description.

In addition, we incorporate by reference the documents listed below and any future filings made by XM Holdings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

1. XM Holdings’ Annual Report on Form 10-K for the year ended December 31, 2007, as amended by Amendment No. 1 filed on April 29, 2008.

2. XM Holdings’ Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008.

3. XM Holdings’ Current Reports on Form 8-K filed on February 21, 2007 (and the merger agreement filed therewith), January 7, 2008, February 7, 2008, February 29, 2008, May 21, 2008, June 26, 2008, July 17, 2008, July 21, 2008 (Item 8.01), July 28, 2008 (Item 8.01), July 30, 2008, August 6, 2008 and August 11, 2008.

The referenced documents have been filed with the SEC and are available from the SEC’s internet site and public reference rooms described under “Where you may find additional information.” You may also request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Sirius XM Radio Inc.
1221 Avenue of the Americas,
36th floor
New York, New York 10020
Phone: (212) 584-5100
Attention: Investor Relations

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information.

WHERE YOU CAN FIND MORE INFORMATION

We and XM Holdings file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings can be read and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings and XM Holdings’ SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov and through the Nasdaq Stock Market, One Liberty Plaza, New York, New York, 10006, on which our common stock is listed.

PROSPECTUS

COMMON STOCK, PAR VALUE $0.001 PER SHARE

Sirius Satellite Radio Inc. or one or more selling stockholders may offer and sell shares of our common stock from time to time, together or separately, in amounts, at prices and on terms that we will determine at the time of offering.

You should read this prospectus and the accompanying prospectus supplement carefully before you purchase any shares of our common stock. THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

We or selling stockholders may offer and sell shares of our common stock directly to you, through agents selected by us or by such selling stockholders, or through underwriters or dealers we or they select. If we or they use agents, underwriters or dealers to sell shares of our common stock, we will name them and describe their compensation in a prospectus supplement. The net proceeds we expect to receive from sales by us will be set forth in the prospectus supplement. We will not receive any proceeds from sales by selling stockholders.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “SIRI.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 3 of this prospectus and in the documents that we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of the prospectus is July 25, 2008.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or SEC, using the “shelf” registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, we and/or one or more selling stockholders may sell from time to time shares of our common stock in one or more offerings. This prospectus provides you with a general description of the shares of our common stock that may be offered. Each time we and/or selling stockholders sell shares of our common stock pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, the information in this prospectus is superseded by the information in the prospectus supplement. You should read this prospectus, the applicable prospectus supplement and the additional information incorporated by reference in this prospectus described below under “Where You Can Find More Information” before making an investment in our common stock.

The prospectus supplement will describe: the number of shares of our common stock being offered, any initial public offering price, the price paid to us and/or the selling stockholders, as the case may be, for the shares, the net proceeds to us and/or them, the manner of distribution and any underwriting compensation, and the other specific material terms related to the offering of the shares. The prospectus supplement may also contain information, where applicable, about material United States federal income tax considerations relating to an investment in our common stock. For more detail on us and our securities, you should read the exhibits filed with or incorporated by reference in our registration statement of which this prospectus forms a part.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Because we are a “well-known seasoned issuer,” as defined in Rule 405 of the Securities Act of 1933, as amended, or the Securities Act, we may add to and offer common stock, including additional common stock to be offered in a secondary offering, by filing a prospectus supplement with the SEC at the time of the offering.

Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, the accompanying prospectus supplement or any free writing prospectus prepared by us, is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

You should rely only on the information contained in or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell securities in any jurisdiction where the offer or sale of such securities is not permitted.

In this prospectus, we use the terms “Sirius,” “we,” “us” and “our” to refer to Sirius Satellite Radio Inc. and our consolidated subsidiaries, unless the context indicates otherwise.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

The following cautionary statements identify important factors that could cause our actual results to differ materially from those projected in the forward-looking statements made or incorporated by reference in this prospectus. Any statements about our beliefs, plans, objectives, expectations, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intends,” “plans,” “projection” and “outlook.” These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus and the documents incorporated by reference, and particularly the risk factors described under “Risk Factors” in this prospectus. Among the significant factors that could cause our actual results to differ materially from those expressed in the forward-looking statements are:

•	the pending merger of XM Satellite Radio Holdings Inc. into one of our subsidiaries, including related uncertainties and risks;

•	the useful life of our satellites, which have experienced circuit failures on their solar arrays and other component failures and are not insured;

•	our dependence upon third parties, including manufacturers and distributors of SIRIUS radios, retailers, automakers and programming providers; and

•	our competitive position versus other forms of audio and video entertainment including terrestrial radio, HD radio, internet radio, mobile phones, iPods and other MP3 devices, and emerging next generation networks and technologies.

Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any of these forward-looking statements. In addition, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which the statement is made, to reflect the occurrence of unanticipated events or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise or to assess with any precision the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, as well as the other information included or incorporated by reference in this prospectus, before making an investment decision. Additional risks, as well as updates or changes to the risks described below, will be included in the applicable prospectus supplement. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The market or trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read “Special Note About Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Certain risks relating to us and our business are described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007, as amended by Amendment No. 1 filed on April 29, 2008, which are incorporated by reference into this prospectus, and which you should carefully review and consider.

SIRIUS SATELLITE RADIO INC.

We are a satellite radio provider in the United States. We offer over 130 channels to our subscribers-69 channels of 100% commercial-free music and 65 channels of sports, news, talk, entertainment, traffic, weather and data. The core of our enterprise is programming; we are committed to offering the best audio entertainment.

We broadcast through our proprietary satellite radio system, which currently consists of three orbiting satellites, 124 terrestrial repeaters that receive and retransmit our signal, a satellite uplink facility and its studios. Subscribers receive their service through our radios, which are sold by automakers, consumer electronics retailers, mobile audio dealers and through our website. Subscribers can also receive our music channels and certain other channels over the Internet.

We were incorporated in the State of Delaware as Satellite CD Radio Inc. on May 17, 1990. Our principal offices are located at 1221 Avenue of the Americas, 36th Floor, New York, New York 10020, and our telephone number is (212) 584-5100.

USE OF PROCEEDS

Except as otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from sales of our common stock by us offered hereunder for working capital for general corporate purposes. Pending the use of such net proceeds, we intend to invest these funds in investment-grade, short-term interest bearing securities.

In the case of a sale of our common stock by any selling stockholder, we will not receive the proceeds from such sale.

DESCRIPTION OF COMMON AND PREFERRED STOCK

The following description of our common stock and preferred stock, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the common stock and the preferred stock that we may offer from time to time pursuant to this prospectus. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of any class or series of these securities in more detail in the applicable prospectus supplement. For the complete terms of our common stock and preferred stock, please refer to our amended and restated certificate of incorporation and amended and restated bylaws that are incorporated by reference into the registration statement of which this prospectus is a part or may be incorporated by reference in this prospectus or any prospectus supplement. The terms of these securities may also be affected by the General Corporation Law of the State of Delaware. The summary below and that contained in any prospectus supplement is qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated bylaws.

Authorized Capitalization

As of the date of this prospectus, our capital structure consists of 2,500,000,000 authorized shares of common stock, par value $.001 per share, and 50,000,000 shares of undesignated preferred stock, par value $.001 per share. As of June 30, 2008, an aggregate of 1,501,131,817 shares of our common stock were issued and outstanding, and no shares of preferred stock were issued and outstanding. In connection with the merger, the authorized shares of common stock will be increased from 2,500,000,000 to 4,500,000,000.

Common Stock

Voting Rights

General.  Except as otherwise provided by law, as set forth in our amended certificate of incorporation or as otherwise provided by any outstanding series of preferred stock, the holders of our common stock will have general voting power on all matters as a single class.

Votes Per Share.  On each matter to be voted on by the holders of our common stock, each outstanding share of common stock will be entitled to one vote per share,

Cumulative Voting.  Our stockholders are not entitled to cumulative voting of their shares in elections of directors.

Liquidation Rights

In the event of the voluntary or involuntary liquidation, dissolution or winding up of Sirius, the prior rights of creditors and the aggregate liquidation preference of any preferred stock then outstanding must first be satisfied. The holders of common stock will be entitled to share in any of our remaining assets on a pro rata basis.

Dividends

Shares of common stock are entitled to participate equally in dividends when and as dividends may be declared by our board of directors out of funds legally available.

Preemptive Rights

No holder of shares of any class or series of our capital stock or holder of any security or obligation convertible into shares of any class or series of our capital stock will have any preemptive right to subscribe for, purchase or otherwise acquire shares of any class or series of our capital stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is The Bank of New York Mellon.

Anti-takeover Provisions

The Delaware General Corporation Law, which we refer to as the DGCL, and our amended certificate of incorporation and bylaws contain provisions which could discourage or make more difficult a change in control without the support of our board of directors. A summary of these provisions follows.

Notice Provisions Relating to Stockholder Proposals and Nominees.

Our bylaws contain provisions requiring stockholders to give advance written notice of a proposal or director nomination in order to have the proposal or the nominee considered at an annual meeting of stockholders. The notice must usually be given not less than 70 days and not more than 90 days before the first anniversary of the preceding year’s annual meeting. Under the amended and restated bylaws, a special meeting of stockholders may be called only by the Secretary or any other officer, whenever directed by not less than two members of the board of directors or by the chief executive officer.

Business Combinations.

We are a Delaware corporation which is subject to Section 203 of the General Corporation Law of the State of Delaware. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•	at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three year period. The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

No Stockholder Rights Plan

We currently do not have a stockholder rights plan.

Description of Sirius Preferred Stock

We have summarized below the material terms of our preferred stock.

General Provisions Relating to Preferred Stock

The preferred stock may be issued from time to time in one or more series, each of which is to have the voting powers, designation, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed in our amended certificate of incorporation, or in a resolution or resolutions providing for the issue of that series adopted by our board of directors.

Our board of directors has the authority to create one or more series of preferred stock and, with respect to each series, to fix or alter as permitted by law:

•	the number of shares and the distinctive designation of the series;

•	the voting power, if any; and

•	any other terms, conditions, special rights and protective provisions.

Series A Convertible Preferred Stock

Designation and Conversion.  In connection with the merger, we will establish a new series of preferred stock, which will be designated “Series A convertible preferred stock” and which will have substantially the same powers, designations, preferences, rights and qualifications as the XM Series A convertible preferred stock currently outstanding. There were 5.4 million shares of XM Series A convertible preferred stock outstanding as of March 31, 2008, each of which will be converted into the right to receive 4.6 shares of the newly designated Sirius Series A convertible preferred stock upon consummation of the merger.

Each holder of Series A convertible preferred stock may convert any whole number or all of such holder’s shares of Series A convertible preferred stock into shares of common stock at the rate of one share of common stock for each share of Series A convertible preferred stock. Following a recapitalization, each share of Series A convertible preferred stock shall be convertible into the kind and number of shares of stock or other securities or property of Sirius or otherwise to which the holder of such share of Series A convertible preferred stock would have been entitled to receive if such holder had converted such share into common stock immediately prior to such recapitalization. Adjustments to the conversion rate shall similarly apply to each successive recapitalization.

Voting and Other Rights.  Except as set forth below, holders of Series A convertible preferred stock are entitled to vote, together with the holders of the shares of our common stock (and any other class or series that may similarly be entitled to vote with the shares of our common stock) as a single class, upon all matters upon which holders of our common stock are entitled to vote, with each share of Series A convertible preferred stock entitled to 1/5th of one vote on such matters. Moreover, so long as any shares of the Series A convertible preferred stock are outstanding, we cannot, without first obtaining the approval by vote or written consent, in the manner provided by law, of a majority of the total number of shares of the Series A convertible preferred stock at the time outstanding, voting separately as a class, either (a) alter or change any or all of the rights, preferences, privileges and restrictions granted to or imposed upon the Series A convertible preferred stock, or (b) increase or decrease the authorized number of shares of Series A convertible preferred stock.

Dividends.  The holders of Series A convertible preferred stock receive dividends and distributions of Sirius ratably with the holders of shares of common stock.

Liquidation, Dissolution, Winding Up or Insolvency

In the event of any liquidation, dissolution, winding up or insolvency of Sirius, the holders of Series A convertible preferred stock are entitled to be paid first out of the assets of Sirius available for distribution to holders of capital stock of all classes (whether such assets are capital, surplus or earnings), an amount equal to $2.0706122 per share of Series A convertible preferred stock, together with the amount of any accrued or capitalized dividends:

•	before any distribution or payment is made to any common stockholders or holders of any other class or series of capital stock of Sirius designated to be junior to the Series A convertible preferred stock; and

•	subject to the liquidation rights and preferences of any class or series of preferred stock designated in the future to be senior to, or on a parity with, the Series A convertible preferred stock with respect to liquidation preferences.

After payment in full of the liquidation preference to the holders of Series A convertible preferred stock, holders of the Series A convertible preferred stock have no right or claim to any of the remaining available assets.

PLAN OF DISTRIBUTION

We and/or one or more selling stockholders may sell the shares of our common stock being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors;

•	to underwriters for resale to the public or to investors;

•	directly to investors; or

•	through a combination of any of these methods of sale.

We will set forth in a prospectus supplement the terms of that particular offering of shares of our common stock, including:

•	the name or names of any agents or underwriters;

•	the purchase price of the shares of our common stock being offered and the proceeds we and/or the selling stockholder or stockholders will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional shares from us and/or the selling stockholder or stockholders;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges or markets on which such shares may be listed.

We and/or the selling stockholder or stockholder may enter into derivative transactions or forward sale agreements on the shares with third parties. In such event, we and/or the selling stockholder or stockholders, if applicable, may pledge the shares underlying such transactions to the counterparties under such agreements, to secure our or their delivery obligations. The counterparties or third parties may also borrow shares from us, the selling stockholder or stockholders or third parties and sell such shares in a public offering. This prospectus may be delivered in conjunction with such sales. Upon settlement of such transactions, we and/or the selling stockholder or stockholders, if applicable, may deliver shares to the counterparties that, in turn, the counterparties may deliver to us, the selling stockholder or stockholders or third parties, as the case may be, to close out the open borrowings of shares. The counterparty in such transactions will be an underwriter and will be identified in the prospectus supplement.

Agents

We and/or the selling stockholder or stockholders may designate agents who agree to use their reasonable efforts to solicit purchases of our common stock for the period of their appointment or to sell our common stock on a continuing basis.

Underwriters

If we and/or the selling stockholder or stockholders use underwriters for a sale of shares of our common stock, the underwriters will acquire such shares for their own account. The underwriters may resell the shares in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the shares will be subject to the conditions set forth in the applicable underwriting agreement. We and/or the selling stockholder or stockholders may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We and/or the selling stockholder or stockholders may use underwriters with whom we or they have a material relationship. We will describe the nature of any such relationship in any prospectus supplement naming any such underwriter.

Direct Sales

We and/or the selling stockholder or stockholders may also sell shares of our common stock directly to one or more purchasers without using underwriters or agents. Underwriters, dealers and agents that participate in the distribution of the shares may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and/or the selling stockholder or stockholders and any profit on their resale of the shares may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We and/or the selling stockholder or stockholders may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us and/or the selling stockholder or stockholders in the ordinary course of their businesses.

Trading Market and Listing of Our Common Stock

Our common stock is listed on The Nasdaq Global Select Market and trades under the symbol “SIRI.” All shares of our common stock offered pursuant to this prospectus will also be listed for trading on The Nasdaq Global Select Market to the extent that our common stock is otherwise so listed. We may elect to list our common stock on any exchange or market, but we are not obligated to do so. It is possible that one or more underwriters may make a market in our common stock, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our common stock.

Stabilization Activities

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of these activities at any time.

Passive Market Marking

Any underwriters who are qualified market markers on The Nasdaq Global Select Market may engage in passive market making transactions in our common stock on The Nasdaq Global Select Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of our common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

LEGAL MATTERS

Unless otherwise indicated in a prospectus supplement, the validity of the common stock to be offered by this prospectus will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements of Sirius Satellite Radio Inc. appearing in our Annual Report (Form 10-K) for the year ended December 31, 2007 (including the schedule appearing therein) and the effectiveness of our internal control over financial reporting as of December 31, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus other information we file with it, which means that we can disclose important information to you by referring you to those documents. This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. The information we file later with the SEC will automatically update and supersede the information included in and incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

1. Our Annual Report on Form 10-K for the year ended December 31, 2007, as amended by Amendment No. 1 filed on April 29, 2008.

2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.

3. Our Current Reports on Form 8-K dated February 29, 2008 and July 1, 2008.

4. The description of our common stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Securities Exchange Act of 1934 including any amendment or report updating such description.

We have filed each of these documents with the SEC and they are available from the SEC’s internet site and public reference rooms described under “Where you may find additional information about us.” You may also request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Patrick L. Donnelly
Executive Vice President, General Counsel and Secretary
Sirius Satellite Radio Inc.
1221 Avenue of the Americas, 36th floor
New York, New York 10020
(212) 584-5100

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of these reports, statements or other information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549 or at its regional offices. You can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC’s internet site at http://www.sec.gov.

Common Stock

PROSPECTUS

July 25, 2008